Exhibit 99.1

For Release: Wednesday, January 17, 2007

Contact:	Douglas Stewart, President-CEO
Debra Geuy, Chief Financial Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES
EARNINGS AND DIVIDEND

Sidney, Ohio OTCBB - “PSFC”

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation announced today the Corporation’s results for the second quarter of the fiscal year ending June 30, 2007 and the year to date results for the period ending December 31, 2006, as well as declaration of its regular quarterly dividend to be paid to its shareholders.

Net income for the quarter ended December 31, 2006 was $280,000 compared to $285,000 for the same period last year. Net income for both periods equaled $0.21 basic and diluted earnings per share. The decrease of $5,000 in net income for the current quarter was primarily due to a decrease of $25,000 in net interest income coupled with an increase of $8,000 in noninterest expense. The decrease in net interest income resulted from a decrease in the interest rate spread between interest earning assets and interest bearing liabilities. These decreases were partially offset by a decrease of $22,000 in provision for loan losses from $1,000 for the three months ended December 31, 2005 to a negative provision of $21,000 for the current period. The decrease in the provision resulted from a decrease in the balance of problem loans during the current period as compared to a year ago. Income tax expense also decreased $6,000.

The Corporation’s year to date net income for the six months ended December 31, 2006 was $569,000, or $0.42 basic and diluted earnings per share. This compares to $525,000, or $0.38 basic and diluted earnings per share for the same period a year ago. This year to date comparison represents an increase in net income of $44,000, or 8.5% for the current year. For the six-month comparison, the Corporation realized a decrease of $87,000 in provision for loan losses from $18,000 for the six months ended December 31, 2005 to a negative provision of $69,000 for the current six months. This offset a decrease of

$21,000 in net interest income, a decrease of $4,000 in noninterest income and an increase of $16,000 in income tax expense. The negative provision for loan losses was primarily the result of the positive resolution of a commercial loan that had a specific loss allocation of $80,000 at June 30, 2006.

Peoples-Sidney Financial Corporation had assets of $137.9 million and shareholders’ equity of $15.3 million as of December 31, 2006.

At its regular meeting held January 11, 2007, the Board of Directors declared a quarterly dividend of $0.16 per share for record holders as of January 31, 2007. The payable date will be February 15, 2007.

Peoples-Sidney Financial Corporation is officially listed on the Over the Counter Bulletin Board (OTCBB) with the stock ticker symbol, “PSFC”.

When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases “should result,” “will likely result,” “will enable,” “are expected to,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation’s market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.